Exhibit 5.1

1600 EL CAMINO REAL MENLO PARK, CA 94025 650 752 2000 FAX 650 752 2111	NEW YORK WASHINGTON, D.C. LONDON PARIS FRANKFURT MADRID TOKYO BEIJING HONG KONG

June 19, 2008

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Ladies and Gentlemen:

Affymetrix Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 4,200,000 shares of its common stock, par value $0.01 per share (the “Securities”) to be issued under the Amended and Restated 2000 Equity Incentive Plan.  Pursuant to the Rights Agreement, as amended, dated as of October 15, 1998 between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”), upon issuance of Securities under the 2000 Equity Incentive Plan, each recipient of the Securities will also receive a stock purchase right (the “Rights”) for each share of the Securities so purchased.

We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.  Based on the foregoing, we advise you that, in our opinion, as of the date hereof, the Securities and the associated Rights have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor in accordance with the applicable stock plan or agreement, the Securities and the associated Rights will be validly issued and the Securities will be fully paid and non-assessable.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

This opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.  In addition, it should be understood that our opinion addresses the Rights Agreement and the

Rights in their entirety and not any particular provision of the Rights Agreement or the Rights and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above.

Very truly yours,

/s/ Davis Polk & Wardwell